April 10, 2007

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112

Ladies and Gentlemen:

Reference is made to the letter of intent, dated as of January 17, 2007, amended on March 14, 2007 (as so amended, the “Letter of Intent”), by and between NBC Universal, Inc. (together with its Affiliates, “NBCU”) and Citadel Limited Partnership (together with its Affiliates, “CLP”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Letter of Intent.

NBCU and CLP hereby agree to amend Paragraph 2(a) of the Letter of Intent by deleting the date “May 7, 2007” and replacing it with “November 7, 2007.” Except as and to the extent expressly modified by this letter agreement, the Letter of Intent shall remain in full force and effect in all respects.

Please acknowledge your agreement to and acceptance of the terms of this letter agreement by signing in the space provided below.

Very truly yours,

CITADEL LIMITED PARTNERSHIP
By: Citadel Investment Group, L.L.C.,
its General Partner

By: /s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director &
           Deputy General Counsel

Agreed to and accepted
as of April 10, 2007:

NBC UNIVERSAL, INC.

By: /s/ Bruce Campbell
       Name: Bruce Campbell
       Title: EVP, BD